Exhibit 1

COHEN & COMPANY INC.
2010 LONG-TERM INCENTIVE PLAN

COHEN & COMPANY, LLC RESTRICTED MEMBERSHIP UNIT AWARD

Restricted Membership Unit Award by and among Cohen & Company Inc., a Maryland corporation (the “Company”) and Cohen & Company, LLC, a majority owned subsidiary of the Company (the “Operating Company”), in favor of Daniel G. Cohen (the “Grantee”), dated as of February 14, 2019 (the “Effective Date”).

WHEREAS, the Company maintains the Cohen & Company Inc. 2010 Long-Term Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, the Grantee is an employee of the Operating Company;

WHEREAS, the Operating Company and its members (including Grantee) are parties to the Operating Company’s Amended and Restated Limited Liability Company Agreement (as amended from time to time, the “Operating Agreement”), which is filed as an exhibit to the Company’s most recent Annual Report on Form 10-K and is publicly available on the Securities and Exchange Commission’s website at http://www.sec.gov; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Grant of Restricted Units.  The Operating Company hereby agrees to grant the Grantee 550,000 membership units in the Operating Company (the “Restricted Units”), subject to the terms of the Plan, the Operating Agreement and the following terms and conditions.  The Plan and the Operating Agreement are hereby incorporated herein by reference as though set forth herein in their entirety.

2.                                      Restrictions and Conditions.  The Restricted Units awarded to the Grantee hereby shall be subject to the following restrictions and conditions:

(i)                                     During the period of restriction with respect to the Restricted Units granted hereunder (the “Restriction Period”), the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign the Restricted Units (or have such Restricted Units attached or garnished); provided, however, that the Grantee may transfer the Restricted Units to a trust established for the sole benefit of the Grantee’s immediate family so long as, prior to such transfer, such trust delivers a written instrument to the Company pursuant to which such trust agrees to be bound by the Restriction Period to the same extent as the Grantee and provided that such transfer complies with the terms and conditions of Section 9 of the Operating Agreement.  Subject to the terms of the Plan, clause (iii) below and the terms of any applicable employment agreement between the Grantee and the Company, the Operating Company or any of their respective affiliates, the Restriction Period shall be deemed to have commenced on the Effective Date and shall lapse in one-half (½) increments, on each of January 31, 2020 and January 31, 2021, respectively.

Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the Restriction Period with respect to such Restricted Units shall only lapse as to whole Restricted Units.

(ii)                                  Once issued in accordance with Section 3 below, during the Restriction Period, the Grantee shall have, in respect of the Restricted Units, all of the rights of a holder of membership units in the Operating Company, including the right to vote the Restricted Units and the right to receive dividends as and when such dividends are declared and paid by the Operating Company (or as soon as practicable thereafter); provided, however, that cash dividends on such Restricted Units shall be held by the Operating Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Restricted Units are forfeited), and paid over to the Grantee (without interest) as soon as practicable after such period lapses (if not forfeited).

(iii)                               Except as otherwise provided in the terms of the Plan and any applicable employment agreement between the Grantee and the Company, the Operating Company or any of their respective affiliates, if the Grantee’s service with the Company is terminated by the Operating Company for Cause or the Grantee for any reason, then all Restricted Units still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

(iv)                              Grantee shall not make an election under Section 83(b) of the Code with respect to this award; in the event that Grantee does make such election, the Restricted Units shall be forfeited immediately and this award shall be deemed null and void ab initio.

(v)                                 During the applicable Restriction Period, the Restricted Units may not be redeemed in accordance with Section 12.2 of the Operating Agreement and neither the Operating Company nor the Company shall effect any attempt to redeem any Restricted Units in accordance with Section 12.2 of the Operating Agreement.

3.                                      Evidence of Issuance of Restricted Units.  A “book entry” (by computerized or manual entry) shall be made in the records of the Operating Company or to evidence the Restricted Units granted in connection with this award.

4.                                      Consent to Issuance of Restricted Units.  In accordance with Section 4.1(b) of the Operating Agreement, the Company, constituting the holder of more than 50% of the voting power of the Units (as defined in the Operating Agreement), hereby consents to the issuance of the Restricted Units.

5.                                      Miscellaneous.

(a)                                 THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE

THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.

(b)                                 The captions of this award are not part of the provisions hereof and shall have no force or effect. Subject to Section 2, this award may not be amended or modified except by a written agreement executed by the Company and Grantee or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this award shall not affect the validity or enforceability of any other provision of this award.

(c)                                  The Committee may make such rules and regulations and establish such procedures for the administration of this award as it deems appropriate, subject to the terms of the Plan. Without limiting the generality of the foregoing, and to the extent not inconsistent with the Plan, the Committee may interpret this award, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this award or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this award or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this award, the decision of the Committee shall be final and binding upon all persons.

(d)                                 All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 5(d).

(e)                                  The failure of the Grantee or the Company to insist upon strict compliance with any provision of this award or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this award or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this award or the Plan.

(f)                                   Nothing in this award shall confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and their shareholders to terminate the Grantee’s service at any time.

(g)                                  This award contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this award as of the day and year first above written.

COHEN & COMPANY INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

COHEN & COMPANY, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer